Exhibit 99.23(d)(ii)

LWI Financial Inc.
3055 Olin Avenue
Suite 2000
San Jose, CA 95128

December 5, 2005

SA Funds - Investment Trust
3055 Olin Avenue
Suite 2000
San Jose, CA 95128

Dear Ladies and Gentlemen:

Each fund listed on Schedule A (each, a “Fund”) is a series of SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”).  The Trust, on behalf of each Fund, has entered into an investment advisory and administrative services agreement with LWI Financial Inc. (“LWI”) whereby LWI provides investment advisory and administrative services to each Fund (the “Advisory Agreement”).

We hereby agree with respect to each Fund, for so long as this agreement is in effect, to waive the fees payable to us under the Advisory Agreement with respect to the Fund or to reimburse the operating expenses allocable to the Fund, to the extent that the Fund’s operating expenses (excluding interest, taxes, brokerage commissions and extraordinary expenses) (“Operating Expenses”) exceed, in the aggregate, the rate per annum, as set forth in Schedule A, as a percentage of the average daily net assets of such Fund.  With respect to the SA International Small Company Fund, Operating Expenses shall not include the expenses of any mutual fund in which the Fund may invest directly or indirectly.  All amounts waived or reimbursed may be subject to recapture pursuant to the terms of the Advisory Agreement.

The foregoing expense limitations will remain in effect until July 15, 2009.  This agreement may only be amended or terminated with the approval of the Trust’s Board of Trustees.

This agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of California, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

LWI FINANCIAL INC.

By:	/S/ Al Steele
Al Steele, General Manager

The foregoing agreement is hereby accepted as of December 5, 2005

SA FUNDS – INVESTMENT TRUST
on behalf of each Fund listed in Schedule A to this Agreement

By:	/S/ Al Steele
Al Steele, President

SCHEDULE A

Fund Name	Fee Cap

SA Fixed Income Fund	1.00%

SA U.S. Market Fund	1.08%

SA U.S. HBtM Fund	1.13%

SA U.S. Small Company Fund	1.28%

SA International HBtM Fund	1.53%

SA International Small Company Fund	1.28%